EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 23, 2016	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2016 3RD QTR AND 9 MONTH RESULTS

Horsham, PA, August 23, 2016 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its third quarter and nine months ended July 31, 2016.

FY 2016 Third Quarter Financial Highlights:

•	FY 2016’s third-quarter net income increased 58% to $105.5 million, or $0.61 per share diluted, compared to net income of $66.7 million, or $0.36 per share diluted, in FY 2015’s third quarter.

•
Pre-tax income of $163.7 million increased 52%, compared to pre-tax income of $107.5 million in FY 2015’s third quarter. Included in FY 2016’s third-quarter cost of sales were impairments of $3.7 million, compared to impairments of $18.0 million in FY 2015’s third quarter.

•
Revenues of $1.27 billion and home building deliveries of 1,507 units rose 24% in dollars and 6% in units, compared to FY 2015’s third quarter. The average price of homes delivered was $843,000, compared to $724,000 in FY 2015’s third quarter.

•
Net signed contracts of $1.45 billion and 1,748 units rose 18% in dollars and units, compared to FY 2015’s third quarter. The average price of net signed contracts was $831,000, compared to $834,000 in FY 2015’s third quarter.

•
Backlog of $4.37 billion and 5,181 units rose 19% in dollars and 17% in units, compared to FY 2015’s third-quarter-end backlog. At FY 2016’s third-quarter end, the average price of homes in backlog was $844,000, compared to $829,000 at FY 2015’s third-quarter end.

•
Gross margin, as a percentage of revenues, was 21.9% in FY 2016’s third quarter, compared to 19.8% in FY 2015’s third quarter. Adjusted gross margin, which excludes interest and inventory write-downs, as a percentage of revenues (“Adjusted Gross Margin”), was 25.3%, compared to 25.2% in FY 2015’s third quarter.

•	SG&A, as a percentage of revenue, was 10.6%, compared to 11.3% in FY 2015’s third quarter.

•	Income from operations was 11.3% of revenue, compared to 8.5% of revenue in FY 2015’s third quarter.

•	Other income and Income from unconsolidated entities totaled $20.1 million, compared to $20.0 million in FY 2015’s third quarter.

•
The Company ended its third quarter with 297 selling communities, compared to 299 at FY 2016’s second-quarter end, and 267 at FY 2015’s third-quarter end. The Company expects to end FY 2016 with between 305 and 315 selling communities.

•	At FY 2016’s third-quarter end, the Company had approximately 48,700 lots owned and optioned, compared to approximately 45,400 one quarter earlier and 45,400 one year ago.

•
The Company ended its FY 2016 third quarter with $351.9 million of cash and marketable securities, compared to $423.2 million at 2016’s second-quarter end and $404.8 million at FY 2015’s third-quarter end.

•
During the third quarter of FY 2016, the Company repurchased approximately 3.7 million shares, representing approximately 2% of outstanding shares, of its common stock at an average price of $26.33 per share for a total purchase price of approximately $97.3 million. Cumulatively, since the start of FY 2016, the Company has repurchased approximately 11.4 million shares, representing approximately 7% of outstanding shares, at an average price of $28.72 per share for a total purchase price of approximately $327.6 million.

•
The Company expects FY 2016 fourth quarter deliveries of between 2,025 and 2,325 units with an average price of between $815,000 and $835,000. This range results in projected full FY 2016 deliveries of between 5,900 and 6,200 units with an average delivered price of between $840,000 and $850,000.  This would result in FY 2016 revenues of between $4.96 billion and $5.27 billion, up approximately 19% to 26% over FY 2015.

•
Due primarily to a shift in its mix of deliveries, the Company now expects its full FY 2016 Adjusted Gross Margin to be between 25.6% and 25.8% of revenues, which is 30 basis points below the mid-point of its previous guidance.

•
The Company’s full FY 2016 Other income and Income from unconsolidated entities is now expected to be between $88.5 million and $93.5 million, down from its previous guidance of $105 million to $130 million, as some of the closings of sold units in joint ventures originally projected for this fourth quarter will instead be delivered early in FY 2017.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Our net income rose 58% this quarter versus one year ago, driven by a 24% increase in revenue, a 210 basis point improvement in gross margin and a 70 basis point decline in SG&A, as a percentage of revenue, compared to the third quarter of FY 2015.
“We are particularly pleased with this quarter’s 18% growth in contracts, in both dollars and units. And, through the first three weeks of August, the beginning of our fourth quarter, our non-binding reservation deposits are up 23%, compared to one year ago.
“Our strategy to be the premiere brand in luxury home building, and to provide a wide variety of product lines, price points and geographic locations, continues to pay off. In our third quarter, every region showed growth in contracts of anywhere from 9% to 29% in dollars and 7% to 36% in units. Each region contributed significantly. Of the $1.45 billion in contracts signed this quarter, the North contributed 17%, the Mid-Atlantic 17%, the South 17%, the West 19%, California 25% and City Living 5%.
“It appears that buyers in the luxury market continue to be drawn to our great brand name and nationwide reputation. This February we were #6 among global brands in the quality of our products/services offered according to Fortune Magazine’s survey of the World’s Most Admired Companies. The only companies in the world that ranked above us were Apple, Walt Disney, Amazon, Alphabet and Nordstrom.
“Given our land holdings, geographic diversity, variety of product offerings and brand name recognition, we believe we will continue to benefit from our strong position within the luxury new home market.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Once again, virtually every income statement metric improved this quarter compared, to a year ago, including revenues, earnings and margins. Increases in new contracts and backlog point to continuing growth in earnings.
“During the third quarter we expanded our 20-bank revolving credit facility to $1.295 billion and extended its maturity to May 2021.   We also extended our $500 million bank term loan effective August 2, 2016 until August 2021.  Combined, this gives us approximately $1.8 billion in capacity for variable rate borrowings, which, at the current interest rate and spread, is about 2%.
“In the third quarter, we deployed $97.3 million in cash to buy back 3.7 million shares at an average price of $26.33 per share, effectively lowering our share count in the third quarter by slightly more than 2%. This brings our spending on share buybacks in the first nine months of FY 2016 to $327.6 million for 11.4 million shares (7% of shares outstanding) at an average price of $28.72. We plan to continue to opportunistically buy back stock.
“In deploying this cash for buybacks, we did not limit our opportunities to invest in future growth.   During the third quarter, we purchased 3,494 lots for an aggregate purchase price of $459.2 million and also placed 4,695 lots under option. We ended this quarter with approximately 48,700 lots owned and optioned, compared to 45,400 last quarter.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance.
“We expect to end FY 2016 with between 305 and 315 selling communities. In FY 2016’s fourth quarter, we expect to deliver between 2,025 and 2,325 homes at an average price of between $815,000 and $835,000. This narrows our previous guidance on deliveries for full FY 2016 to between 5,900 and 6,200 homes at an average price of between $840,000 and $850,000 per home. This would result in FY 2016 revenues of between $4.96 billion and $5.27 billion, up approximately 19% to 26% over FY 2015.
“We believe our product and geographic diversification strategy is working. While each quarter some segments may go up or down in volume or profitability, we continue to maintain solid margins. For example, the Adjusted Gross Margin on our traditional home building business, which represented 96% of this quarter’s revenues, rose to 24.7%, up 70 basis points compared to one year ago. Our City Living business, at 4% of revenue, saw its margin go from 43.2% one year ago to 39.8% this quarter, but still remains our most profitable segment. Due to a shift in mix, we now expect full FY 2016’s Adjusted Gross Margin to be between 25.6% and 25.8%.
“Our full FY 2016 Other income and Income from unconsolidated entities is now expected to be between $88.5 million and $93.5 million, compared to previous guidance of $105 to $130 million as some of the closings of sold units in joint ventures originally projected for this fourth quarter will instead be delivered early in FY 2017.

“SG&A continues to grow in dollars but decrease as a percentage of revenues, in line with expectations set for the full fiscal year and reiterated on our second-quarter earnings call. The growth in our backlog, contracts, community count and joint ventures is adding costs prior to recognition of revenue. We expect FY 2016’s fourth quarter SG&A, as a percentage of revenue, to be approximately 8.3%, which translates into full FY 2016 SG&A, as a percentage of revenue, of approximately 10.4%.”
Robert I. Toll, executive chairman, stated: “Our growth in contracts this quarter and the solid demand across most of our markets reflects our brand recognition, our product quality and our strong community locations in land-constrained markets.
“The National Association of Realtors recently reported that sales of existing homes in June rose to the strongest pace since February 2007. This would suggest that those who do own homes have been building up more equity, which would enable them to move up (for growing families), move down (for seniors buying in the active adult and empty nester markets) or acquire a second home. The solid economy and employment picture are also benefiting our target customers. These factors, combined with continuing low interest rates, a favorable supply-demand equation and limited competition in the luxury market, position us for continued growth.”
The financial highlights for the third quarter and nine months ended July 31, 2016 (unaudited):

•	FY 2016’s third-quarter net income was $105.5 million, or $0.61 per share diluted, compared to FY 2015’s third-quarter net income of $66.7 million, or $0.36 per share diluted.

•
FY 2016’s third-quarter pre-tax income was $163.7 million, compared to FY 2015’s third-quarter pre-tax income of $107.5 million. FY 2016’s third-quarter results included pre-tax inventory impairments totaling $3.72 million ($1.25 million attributable to operating communities and $2.47 million attributable to future communities).  FY 2015’s third-quarter results included pre-tax inventory impairments of $18.0 million ($6.0 million attributable to an operating community and $12.0 million attributable to future communities).

•	FY 2016’s nine-month net income was $267.7 million, or $1.52 per share diluted, compared to FY 2015’s nine-month net income of $216.0 million, or $1.18 per share diluted.

•	FY 2016’s nine-month pre-tax income was $420.9 million, compared to FY 2015’s nine-month pre-tax income of $318.0 million.

•	FY 2016’s third-quarter total revenues of $1.27 billion and 1,507 units rose 24% in dollars and 6% in units, compared to FY 2015’s third-quarter total revenues of $1.03 billion and 1,419 units.

•	FY 2016’s nine-month total revenues of $3.31 billion and 3,874 units rose 21% in dollars and 5% in units, compared to FY 2015’s same period totals of $2.73 billion and 3,705 units.

•	The Company’s FY 2016 third-quarter net contracts of $1.45 billion and 1,748 units rose by 18% in dollars and units, compared to FY 2015’s third-quarter net contracts of $1.23 billion and 1,479 units.

•	On a per-community basis, FY 2016’s third-quarter net signed contracts were up 6% to 5.85 units, compared to third-quarter totals of 5.50 units in FY 2015, 5.25 in FY 2014 and 6.24 in FY 2013.

•
The Company’s FY 2016 nine-month net contracts of $4.18 billion and 4,991 units increased 13% in dollars and 12% in units, compared to net contracts of $3.70 billion and 4,473 units in FY 2015’s nine-month period.

•	FY 2016, third-quarter-end backlog of $4.37 billion and 5,181 units increased 19% in dollars and 17% in units, compared to FY 2015’s third-quarter-end backlog of $3.69 billion and 4,447 units.

•
FY 2016’s third-quarter gross margin, as a percentage of revenue, was 21.9%, compared to 19.8% in FY 2015’s third quarter. FY 2016’s third-quarter Adjusted Gross Margin was 25.3%, compared to 25.2% in FY 2015’s third quarter.

•	Interest included in cost of sales was 3.1% of revenues in FY 2016’s third quarter, compared to 3.6% in FY 2015’s third quarter.

•	SG&A, as a percentage of revenue, was 10.6% in FY 2016’s third quarter, compared to 11.3% in FY 2015’s third quarter.

•	Income from operations of $143.5 million represented 11.3% of revenues in FY 2016’s third quarter, compared to $87.4 million and 8.5% of revenues in FY 2015’s third quarter.

•	Income from operations of $354.6 million represented 10.7% of revenues in FY 2016’s nine-month period, compared to $250.9 million and 9.2% of revenues in FY 2015’s nine-month period.

•	Other income and Income from unconsolidated entities in FY 2016’s third quarter totaled $20.1, compared to $20.0 million in FY 2015’s same quarter.

•
Other income and Income from unconsolidated entities in FY 2016’s nine-month period totaled $66.2 million, compared to $67.1 million in FY 2015’s same period, which included an $8.1 million gain from the sale of home security accounts to a third party by the Company’s wholly-owned Westminster Security Company.

•
FY 2016’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 4.8%, compared to 5.9% in FY 2015’s third quarter. As a percentage of beginning-quarter backlog, FY 2016’s third-quarter cancellation rate was 1.8%, compared to 2.1% in FY 2015’s third quarter.

•
In FY 2016’s third quarter, unconsolidated entities in which the Company had an interest delivered $17.9 million of homes, compared to $24.6 million in the third quarter of FY 2015. In FY 2016’s first nine months, unconsolidated entities in which the Company had an interest delivered $55.4 million of homes, compared to $60.9 million in the same nine-month period of FY 2015. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

•
In FY 2016’s third quarter, unconsolidated entities in which the Company had an interest signed contracts for $36.6 million of homes, compared to $72.4 million in the third quarter of FY 2015. In FY 2016’s first nine months, unconsolidated entities in which the Company had an interest signed contracts for $141.9 million of homes, compared to $185.6 million in the same nine-month period of FY 2015.

•	At July 31, 2016, unconsolidated entities in which the Company had an interest had a backlog of $553.1 million, compared to $409.2 million at July 31, 2015.

•
The Company ended its FY 2016 third quarter with $351.9 million of cash and marketable securities, compared to $423.2 million at 2016’s second-quarter end and $404.8 million at FY 2015’s third-quarter end. During its third quarter, the Company expanded its revolving credit facility to 20 banks and $1.295 billion, and extended its maturity to May 2021. At FY 2016’s third-quarter end, it had $765.8 million available under this facility.

•	On August 2, 2016, the Company extended its $500 million, 5-year term loan from a February 2019 maturity to an August 2021 maturity.

•
During the third quarter of FY 2016, the Company repurchased approximately 3.7 million shares, representing approximately 2% of outstanding shares, of its common stock at an average price of $26.33 for a total purchase price of $97.3 million. Cumulatively, since the start of FY 2016, the Company has purchased approximately 11.4 million shares, representing approximately 7% of outstanding shares, at an average price of $28.72 per share for a total purchase price of approximately $327.6 million.

•	The Company’s Stockholders’ Equity at FY 2016’s third-quarter end was $4.17 billion, compared to $4.12 billion at FY 2015’s third-quarter end.

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The Company ended FY 2016’s third quarter with a debt-to-capital ratio of 48.2%, compared to 45.7% at FY 2016’s second-quarter end and 44.5% at FY 2015’s third-quarter end. The Company ended FY 2016’s third quarter with an adjusted net debt-to-capital ratio(1) of 44.9%, compared to 41.7% at FY 2016’s second-quarter end, and 40.5% at FY 2015’s third-quarter end.

•
The Company ended FY 2016’s third quarter with approximately 48,700 lots owned and optioned, compared to 45,400 one quarter earlier, and 45,400 one year earlier. At 2016’s third-quarter end, approximately 35,600 of these lots were owned, of which approximately 17,600 lots, including those in backlog, were substantially improved.

•	In the third quarter of FY 2016, the Company spent approximately $459.2 million on land to purchase 3,494 lots.

•
The Company ended FY 2016’s third quarter with 297 selling communities, compared to 299 at FY 2016’s second-quarter end and 267 at FY 2015’s third-quarter end. The Company expects to end FY 2016 with between 305 and 315 selling communities.

•
Based on FY 2016’s third-quarter-end backlog and the pace of activity at its communities, the Company expects FY 2016 fourth-quarter deliveries of between 2,025 and 2,325 units with an average price of between $815,000 and $835,000. This range results in narrowed delivery guidance of between 5,900 and 6,200 homes in full FY 2016, with an average price of between $840,000 and $850,000 per home, which would result in FY 2016 revenues of between $4.96 billion to $5.27 billion, up approximately 19% to 26% over FY 2015.

•	The Company now expects full FY 2016’s Adjusted Gross Margin to be between 25.6% and 25.8%, compared to previous guidance of 25.8% to 26.2%. This is the result of a shift in mix.

•
Full FY 2016 Other income and Income from unconsolidated entities is now expected to be between $88.5 million and $93.5 million, down from its previous guidance of $105 million to $130 million, as some of the closings of sold units in joint ventures originally projected for this fourth quarter will instead be delivered early in FY 2017.

•	The Company expects FY 2016’s fourth quarter SG&A, as a percentage of revenue, to be approximately 8.3%, which would result in full FY 2016 SG&A, as a percentage of revenue, of approximately 10.4%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, August 23, 2016, to discuss these results and its outlook for FY 2016. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
In 2016, Toll Brothers ranked #6 among all 1,500 companies in Fortune magazine’s survey of the World’s Most Admired Companies in the Quality of Products/Services Offered category behind only Apple, Walt Disney, Amazon, Alphabet, and Nordstrom. The firm was also named as the Most Admired Home Building Company for 2016, the second year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement
Information presented herein for the third quarter ended July 31, 2016 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31, 2016	October 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$351,854	$918,993
Marketable securities		10,001
Restricted cash	43,183	16,795
Inventory	7,670,523	6,997,516
Property, construction and office equipment, net	148,804	136,755
Receivables, prepaid expenses and other assets	280,277	284,130
Mortgage loans held for sale	170,937	123,175
Customer deposits held in escrow	66,846	56,105
Investments in unconsolidated entities	461,604	412,860
Investments in foreclosed real estate and distressed loans	13,687	51,730
Deferred tax assets, net of valuation allowances	197,984	198,455
	$9,405,699	$9,206,515

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,058,656	$1,000,439
Senior notes	2,693,221	2,689,801
Mortgage company loan facility	125,000	100,000
Customer deposits	338,457	284,309
Accounts payable	276,213	236,953
Accrued expenses	628,684	608,066
Income taxes payable	105,508	58,868
Total liabilities	5,225,739	4,978,436

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	724,151	728,125
Retained earnings	3,862,919	3,595,202
Treasury stock, at cost	(412,243)	(100,040)
Accumulated other comprehensive loss	(2,455)	(2,509)
Total stockholders' equity	4,174,151	4,222,557
Noncontrolling interest	5,809	5,522
Total equity	4,179,960	4,228,079
	$9,405,699	$9,206,515

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2016	2015	2016	2015
Revenues	$3,314,057	$2,734,046	$1,269,934	$1,028,011

Cost of revenues	2,574,298	2,152,938	991,416	824,394
Selling, general and administrative expenses	385,120	330,174	134,984	116,175
	2,959,418	2,483,112	1,126,400	940,569

Income from operations	354,639	250,934	143,534	87,442
Other:
Income from unconsolidated entities	22,754	17,080	4,998	5,952
Other income - net	43,474	50,005	15,121	14,070
Income before income taxes	420,867	318,019	163,653	107,464
Income tax provision	153,150	102,015	58,170	40,715
Net income	$267,717	$216,004	$105,483	$66,749
Income per share:
Basic	$1.58	$1.22	$0.64	$0.38
Diluted	$1.52	$1.18	$0.61	$0.36
Weighted-average number of shares:
Basic	169,692	176,443	165,919	176,797
Diluted	177,403	184,692	173,405	185,133

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2016	2015	2016	2015
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$3,403	$13,279	$2,469	$11,969
Cost of sales - operating communities	7,950	18,000	1,250	6,000
	$11,353	$31,279	$3,719	$17,969

Depreciation and amortization	$16,838	$17,667	$5,809	$5,895
Interest incurred	$122,079	$117,896	$41,667	$37,438
Interest expense:
Charged to cost of sales	$107,176	$94,942	$39,431	$36,989
Charged to other income - net	606	2,795	297	1,057
	$107,782	$97,737	$39,728	$38,046

Home sites controlled:
Owned	35,594	35,713
Optioned	13,103	9,662
	48,697	45,375

Inventory at July 31, 2016 and October 31, 2015 consisted of the following (amounts in thousands):

	July 31, 2016	October 31, 2015
Land and land development costs	$2,506,203	$2,476,008
Construction in progress	4,534,045	3,977,542
Sample homes	457,044	349,481
Land deposits and costs of future development	148,939	173,879
Other	24,292	20,606
	$7,670,523	$6,997,516

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Nevada, and Washington

California:	California

	Three Months Ended July 31,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	313	287	$205.2	$180.7	$655,600	$629,600
Mid-Atlantic	350	364	220.6	228.3	630,300	627,200
South	294	299	232.1	233.5	789,500	780,900
West	309	264	223.1	179.2	721,900	678,600
California	227	125	336.4	145.8	1,482,100	1,166,700
Traditional Home Building	1,493	1,339	1,217.4	967.5	815,400	722,600
City Living	14	80	52.5	60.5	3,750,500	756,400
Total consolidated	1,507	1,419	$1,269.9	$1,028.0	$842,700	$724,500

CONTRACTS
North	342	271	$242.6	$190.1	$709,300	$701,400
Mid-Atlantic	396	353	242.5	221.8	612,300	628,300
South	335	247	245.5	200.5	732,900	812,000
West	387	363	276.7	247.6	715,100	682,000
California	251	215	367.6	314.0	1,464,600	1,460,600
Traditional Home Building	1,711	1,449	1,374.9	1,174.0	803,600	810,200
City Living	37	30	77.4	59.9	2,091,700	1,995,500
Total consolidated	1,748	1,479	$1,452.3	$1,233.9	$830,800	$834,300

BACKLOG
North	1,075	970	$773.1	$638.6	$719,200	$658,300
Mid-Atlantic	1,080	893	680.1	568.8	629,700	637,000
South	1,005	941	776.2	770.2	772,400	818,500
West	1,151	844	842.4	571.8	731,900	677,400
California	695	683	1,045.1	917.0	1,503,800	1,342,700
Traditional Home Building	5,006	4,331	4,116.9	3,466.4	822,400	800,400
City Living	175	116	257.6	221.9	1,471,700	1,913,300
Total consolidated	5,181	4,447	$4,374.5	$3,688.3	$844,300	$829,400

	Nine Months Ended July 31,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	728	735	$491.7	$463.1	$675,400	$630,100
Mid-Atlantic	929	929	577.0	579.2	621,100	623,500
South	731	824	571.4	611.3	781,700	741,900
West	799	675	548.7	455.6	686,700	675,000
California	602	400	881.8	439.8	1,464,800	1,099,500
Traditional Home Building	3,789	3,563	3,070.6	2,549.0	810,400	715,400
City Living	85	142	243.5	185.0	2,864,700	1,302,800
Total consolidated	3,874	3,705	$3,314.1	$2,734.0	$855,500	$737,900

CONTRACTS
North	913	827	$645.6	$537.1	$707,100	$649,500
Mid-Atlantic	1,198	992	738.2	628.5	616,200	633,600
South	912	802	678.4	658.3	743,900	820,800
West	1,134	930	817.6	634.7	721,000	682,500
California	688	808	1,029.1	1,052.3	1,495,800	1,302,400
Traditional Home Building	4,845	4,359	3,908.9	3,510.9	806,800	805,400
City Living	146	114	275.7	191.8	1,888,400	1,682,500
Total consolidated	4,991	4,473	$4,184.6	$3,702.7	$838,400	$827,800

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-month periods ended July 31, 2016 and 2015, and for backlog at July 31, 2016 and 2015 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
Three months ended July 31,
Revenues	21	26	$17.9	$24.6	$851,300	$946,000
Contracts	27	42	$36.6	$72.4	$1,357,100	$1,723,900

Nine months ended July 31,
Revenues	61	75	$55.4	$60.9	$907,900	$811,400
Contracts	95	107	$141.9	$185.6	$1,493,400	$1,734,400

Backlog at July 31,	220	167	$553.1	$409.2	$2,513,900	$2,450,200

RECONCILIATION OF NON-GAAP MEASURES

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.

These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.

The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.

Adjusted Gross Margin Reconciliation

		Three Months Ended July 31,		Twelve Months Ended October 31, 2015
		2016	2015
	Revenues	$1,269,934	$1,028,011	$4,171,248
	Cost of revenues	991,416	824,394	3,269,270
	Gross margin	278,518	203,617	901,978
Add:	Interest recognized in cost of sales	39,431	36,989	142,947
	Inventory write-downs	3,719	17,969	35,709
	Adjusted gross margin	$321,668	$258,575	$1,080,634

	Gross margin as a percentage of revenues	21.9%	19.8%	21.6%

	Adjusted Gross Margin	25.3%	25.2%	25.9%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected full year FY 2016 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our gross margin for FY 2016.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents and marketable securities divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents and marketable securities plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation

		July 31,		April 30,
		2016	2015	2016
	Loans payable	$1,058,656	$865,516	$711,293
	Senior notes	2,693,221	2,341,904	2,692,061
	Mortgage company loan facility	125,000	100,000	100,000
	Total debt	3,876,877	3,307,420	3,503,354
	Total stockholders' equity	4,174,151	4,120,981	4,159,139
	Total capital	$8,051,028	$7,428,401	$7,662,493
	Ratio of debt to capital	48.2%	44.5%	45.7%

	Total debt	$3,876,877	$3,307,420	$3,503,354
Less:	Mortgage company loan facility	(125,000)	(100,000)	(100,000)
	Cash and cash equivalents and marketable securities	(351,854)	(404,816)	(423,178)
	Total net debt	3,400,023	2,802,604	2,980,176
	Total stockholders' equity	4,174,151	4,120,981	4,159,139
	Total net capital	$7,574,174	$6,923,585	$7,139,315
	Net debt-to-capital ratio	44.9%	40.5%	41.7%

Note: Certain July 31, 2015 amounts have been restated due to the adoption of the Financial Accounting Standards Board Accounting Standards Update No. 2015-03, "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." See Note 1, "Significant Accounting Policies - Recent Accounting Pronouncements" in our 2015 Annual Report on Form 10-K for additional information.

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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